Exhibit 5.1 Opinion of Greensfelder, Hemker & Gale, P.C.

Greensfelder, Hemker & Gale, P.C. 2000 Equitable Building 10 South Broadway St. Louis, MO 63102 T: 314-241-9090 F: 314-241-8624 www.greensfelder.com

January 16, 2009

Enterprise Financial Services Corp
150 North Meramec Avenue
Suite 300
Clayton, MO 63105

Ladies and Gentlemen:

     We have acted as counsel to Enterprise Financial Services Corp (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement of the Company on Form S-3 under the Securities Act of 1933, as amended, (the “Registration Statement”), with respect to (i) up to 324,074 shares of the Company’s Common Stock (the “Warrant Shares”) issuable upon the exercise of a warrant issued in a private placement on December 19, 2008 (the “Warrant”), (ii) up to 2,245,984 shares of the Company’s Common Stock (the “Conversion Shares”) issuable upon conversion of the original principal amount of trust preferred securities issued by a statutory trust subsidiary of the Company on December 12, 2008 (the “Trust Securities”), including conversion of any accrued unpaid interest thereon which is convertible in accordance with the terms of the Trust Securities, (iii) up to 35,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $.01 par value, (the “Series A Preferred Shares”) and (iv) the Warrant. The Warrant Shares and the Conversion Shares are collectively referred to herein as the “Common Shares.”

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents or public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In rendering the opinions expressed below, we express no opinion other than as to the laws of the State of Missouri and the General Corporation Law of the State of Delaware.

Enterprise Financial Services Corp
January 16, 2009

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based on the foregoing, we are of the opinion that

(i) the Series A Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable;

(ii) the Warrant Shares and the Conversion Shares have been duly authorized and if, as and when Common Shares are issued in accordance with the terms of the Warrant and/or the Trust Securities, as applicable (including delivery against payment therefor in accordance with the terms of the Warrant), such Common Shares will be validly issued, fully paid and non-assessable; and

(iii) the Warrant constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. We do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

GREENSFELDER, HEMKER & GALE, P.C.

By	/s/ Greensfelder, Hemker & Gale, P.C.
Greensfelder, Hemker & Gale, P.C.

PRS